Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
The SCO Group, Inc.:

We consent to the use of our report dated February 18, 2005, except as to Note 16, which is as of March 11, 2005, with respect to the consolidated balance sheet of The SCO Group, Inc. as of October 31, 2004, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the years ended October 31, 2004 and 2003, and the related financial statement schedule, incorporated by reference in the registration statement.

/s/ KPMG LLP

Salt Lake City, Utah
January 27, 2006